Exhibit 4.3

GUARANTEE AGREEMENT

by and between

GENERAL ELECTRIC CAPITAL CORPORATION,
as Guarantor

and

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

relating to

GE CAPITAL TRUST I

Dated as of March ●, 2010

CROSS-REFERENCE TABLE*

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee Agreement

310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	2.1, 3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1
315(d)	3.1(d)
316(a)	1.1, 2.6, 5.4
316(b)	5.3
316(c)	8.2
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1
318(b)	2.1
318(c)	2.1

*	This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

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TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

Section 1.1. Definitions	1

ARTICLE 2
TRUST INDENTURE ACT

Section 2.1. Trust Indenture Act; Application	4
Section 2.2. List of Holders	5
Section 2.3. Reports by the Guarantee Trustee	5
Section 2.4. Periodic Reports to the Guarantee Trustee	5
Section 2.5. Evidence of Compliance with Conditions Precedent	5
Section 2.6. Events of Default; Waiver	6
Section 2.7. Event of Default; Notice	6
Section 2.8. Conflicting Interests	6

ARTICLE 3
POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

Section 3.1. Powers and Duties of the Guarantee Trustee	6
Section 3.2. Certain Rights of Guarantee Trustee	8
Section 3.3. Compensation; Indemnity; Fees	10

ARTICLE 4
GUARANTEE TRUSTEE

Section 4.1. Guarantee Trustee; Eligibility	10
Section 4.2. Appointment, Removal and Resignation of the Guarantee Trustee	11

ARTICLE 5
GUARANTEE

Section 5.1. Guarantee	12
Section 5.2. Waiver of Notice and Demand	12
Section 5.3. Obligations Not Affected	12
Section 5.4. Rights of Holders	13
Section 5.5. Guarantee of Payment	14
Section 5.6. Subrogation	14
Section 5.7. Independent Obligations	14

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ARTICLE 6
COVENANTS AND SUBORDINATION

Section 6.1. Subordination	14
Section 6.2. Pari Passu Guarantees	14

ARTICLE 7
TERMINATION

Section 7.1. Termination	15

ARTICLE 8
MISCELLANEOUS

Section 8.1. Successors and Assigns	15
Section 8.2. Amendments	15
Section 8.3. Notices	16
Section 8.4. Benefit	17
Section 8.5. Governing Law	17
Section 8.6. Force Majeure	17
Section 8.7. Waiver of Jury Trial	17
Section 8.8. Counterparts	18

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          GUARANTEE AGREEMENT, dated as of March ●, 2010, between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Guarantor”), having its principal office at 201 High Ridge Road, Stamford, Connecticut 06927 and THE BANK OF NEW YORK MELLON, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust Securities (as defined herein) of GE CAPITAL TRUST I, a Delaware statutory trust (the “Trust”).

RECITALS OF THE GUARANTOR AND THE TRUST

          WHEREAS, pursuant to an Amended and Restated Trust Agreement, dated as of the date hereof (the “Trust Agreement”), among General Electric Capital Corporation, as Sponsor, The Bank of New York Mellon, as Property Trustee, BNY Mellon Trust of Delaware, as Delaware Trustee, and the Administrative Trustees named therein, the Trust is issuing up to $● aggregate Liquidation Amount (as defined in the Trust Agreement) of its 6.375% Fixed to Floating Rate Trust Securities (liquidation amount $1,000 per Trust Security) (the “Trust Securities”), representing preferred undivided beneficial interests in the assets of the Trust and having the terms set forth in the Trust Agreement; and

          WHEREAS, the Trust Securities will be issued by the Trust in exchange for the Debentures (as defined in the Trust Agreement) issued by the Guarantor pursuant to the Exchange Offer (as defined in the Trust Agreement), which Debentures will be deposited with The Bank of New York Mellon, as Property Trustee under the Trust Agreement, as trust assets; and

          WHEREAS, as an incentive for the holders of Debentures to tender their Debentures in exchange for the Trust Securities pursuant to the Exchange Offer, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Trust Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the tender of Debentures in exchange for Trust Securities by each holder of Debentures, which exchange the Guarantor hereby acknowledges shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time.

ARTICLE 1
DEFINITIONS

          Section1.1.  Definitions.

          For all purposes of this Guarantee Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a)          The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (b)          All other terms used herein that are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the meanings assigned to them therein;

          (c)          The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

          (d)          All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles that are generally accepted in the United States at the date or time of such computation; provided that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Guarantor;

          (e)          Unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Guarantee Agreement; and

          (f)          The words “hereby”, “herein”, “hereof” and “hereunder” and other words of similar import refer to this Guarantee Agreement as a whole and not to any particular Article, Section or other subdivision.

           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Authorized Officer” of any Person means any officer of such Person or any person authorized by or pursuant to a resolution of the Board of Directors (or equivalent body) of such Person to act in respect of matters relating to this Guarantee Agreement.

          “Board of Directors” means the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder.

          “Common Securities” means the securities representing common undivided beneficial interests in the assets of the Trust.

          “Distributions” has the meaning specified in the Trust Agreement.

          “Event of Default” means (i) a default by the Guarantor in any of its payment obligations under this Guarantee Agreement or (ii) a default by the Guarantor in any other obligation hereunder that remains unremedied for 30 days.

          “Guarantee Agreement” means this Guarantee Agreement, as modified, amended or supplemented from time to time.

          “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Securities, to the extent not paid or made by or on behalf of the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Trust Securities, to the extent the Trust has received interest on the Trust Debentures with which to make such payment; (ii) the Redemption Price (as defined in the Trust Agreement) with respect to any Trust Securities called for redemption by the Trust, to the extent the Trust has received redemption proceeds on the Trust Debentures with which to make such payment; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, unless Trust Debentures are distributed to the Holders, the lesser of (a) the Liquidation Distribution (as defined in the Trust Agreement) with respect to the Trust Securities, to the extent the Trust has received proceeds with which to make such payment, and (b) the amount of assets of the Trust remaining available for distribution to Holders on liquidation of the Trust.

          “Guarantee Trustee” means The Bank of New York Mellon, solely in its capacity as Guarantee Trustee and not in its individual capacity, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

          “Guarantor” has the meaning specified in the first paragraph of this Guarantee Agreement.

          “Holder” means any Holder (as defined in the Trust Agreement) of any Trust Securities; provided, however, that in determining whether the holders of the requisite percentage of Trust Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

          “Indemnitee” has the meaning specified in Section 3.3(a)(iii).

          “Indenture” has the meaning specified in the Trust Agreement.

          “Liquidation Distribution” has the meaning specified in the Trust Agreement.

          “List of Holders” has the meaning specified in Section 2.2(a).

          “Majority in Liquidation Amount of the Trust Securities” means, except as provided by the Trust Indenture Act, Trust Securities representing more than 50% of the aggregate Liquidation Amount (as defined in the Trust Agreement) of all Trust Securities then Outstanding (as defined in the Trust Agreement).

          “Officers’ Certificate” means, with respect to any Person, a certificate signed by any two Authorized Officers of such person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

          (a)          a statement by each Authorized Officer signing the Officers’ Certificate that such Authorized Officer has read the covenant or condition and the definitions relating thereto;

          (b)          a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officers’ Certificate;

          (c)          a statement that such Authorized Officer has made such examination or investigation as, in such Authorized Officer’s opinion, is necessary to enable such Authorized

Officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d)          a statement as to whether, in the opinion of such Authorized Officer, such condition or covenant has been complied with.

          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, business trust, statutory trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

          “Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

          “Trust” has the meaning specified in the first paragraph of this Guarantee Agreement.

          “Trust Agreement” means the Amended and Restated Trust Agreement of the Trust referred to in the recitals to this Guarantee Agreement, as modified, amended or supplemented from time to time.

          “Trust Debentures” has the meaning specified in the Trust Agreement.

          “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in force at the date as of which this Guarantee Agreement was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

          “Trust Securities” has the meaning specified in the recitals to this Guarantee Agreement.

ARTICLE 2
TRUST INDENTURE ACT

          Section 2.1.  Trust Indenture Act; Application.

          (a)          This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

          (b)          If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act through operation of Section 318(c) thereof, such imposed duties shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.

          Section 2.2.  List of Holders.

          (a)          The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) semiannually, on or before June 30 and December 31 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (a “List of Holders”) as of a date not more than 15 days prior to the delivery thereof, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and has not otherwise been received by the Guarantee Trustee in its capacity as such or as securities registrar for the Trust Securities. Notwithstanding the preceding sentence, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

          (b)          The Guarantee Trustee shall comply with the requirements of Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

          Section 2.3.  Reports by the Guarantee Trustee.

          Within 60 days after September 30 of each year, commencing September 30, 2010, the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act, which reports shall be as of a date no more than 60 days prior thereto. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act. The Guarantor shall promptly notify the Guarantee Trustee when any Trust Securities are listed on any stock exchange.

          Section 2.4.  Periodic Reports to the Guarantee Trustee.

          The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314(a) of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such documents, reports and information to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates). The Guarantor shall annually file with the Guarantee Trustee an Officers’ Certificate specifying whether the Guarantor is in compliance with all of the terms and covenants hereunder no later than 120 days after the end of each calendar year.

          Section 2.5.  Evidence of Compliance with Conditions Precedent.

          The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

          Section 2.6.  Events of Default; Waiver.

          The Holders of at least a Majority in Liquidation Amount of the Trust Securities may, by vote or written consent, on behalf of the Holders of all the Trust Securities, waive any past default or Event of Default and its consequences. Upon such waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

          Section 2.7.  Event of Default; Notice.

          (a)          The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notice of any such Event of Default known to the Guarantee Trustee, unless such Event of Default has been cured before the giving of such notice, provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors and/or responsible officers, of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

          (b)          The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or an officer of the Guarantee Trustee charged with the administration of this Guarantee Agreement shall have obtained actual knowledge, of such Event of Default.

          Section 2.8.  Conflicting Interests.

          The Trust Agreement and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE 3
POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

          Section 3.1.  Powers and Duties of the Guarantee Trustee.

          (a)          This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Guarantee Trustee hereunder. The right, title and interest of the Guarantee Trustee, as such, hereunder shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

          (b)       If an Event of Default has occurred and is continuing of which the Guarantee Trustee is deemed to have knowledge pursuant to Section 2.7(b) hereof, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

          (c)       The Guarantee Trustee, before the occurrence of any Event of Default, and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. The Guarantee Trustee shall, during the existence of any Event of Default of which the Guarantee Trustee is deemed to have knowledge pursuant to Section 2.7(b) hereof and which has not been cured or waived pursuant to Section 2.6, exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

          (d)       No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) Prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

          (A)       the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement (including pursuant to Section 2.1), and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

          (B)       in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement.

          (ii)       The Guarantee Trustee shall not be liable for any error of judgment made in good faith by an officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made.

          (iii)       The Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Trust Securities relating to the time, method and place of conducting any proceeding for any remedy available to the

Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement.

          (iv)       No provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 3.2. Certain Rights of Guarantee Trustee.

(a) Subject to the provisions of Section 3.1:

          (i)       The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

          (iii)       Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

          (iv)       The Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

          (v)       The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder unless such Holder shall have provided to the Guarantee Trustee security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that nothing contained in this Section

3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

          (vi)       The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

          (vii)       The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed by it with due care hereunder.

          (viii)       Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request written instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received, and (C) shall be protected in acting in accordance with such written instructions.

(ix) In no event shall the Guarantee Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

          (b)       No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

          (c)       The Guarantee Trustee makes no representation as to, and shall have no responsibility for, the correctness of any factual statement contained in, or the validity or sufficiency of, this Guarantee Agreement or any documents or instruments referred to in this Guarantee Agreement or as to or for the validity or collectability of any obligation contemplated by this Guarantee Agreement. The Guarantee Trustee shall not be accountable for the use or application by any person of disbursements properly made by it in conformity with the provisions of this Guarantee Agreement.

          (d)       The Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith, without negligence or willful misconduct, and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Guarantee Agreement.

Section 3.3. Compensation; Indemnity; Fees.

(a) The Guarantor agrees:

          (i)       to pay to the Guarantee Trustee from time to time such reasonable compensation for all services rendered by it hereunder as may be agreed by the Guarantor and the Guarantee Trustee from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

          (ii)       except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

          (iii)       to indemnify the Guarantee Trustee and its directors, officers, employees and agents (collectively with the Guarantee Trustee, the “Indemnitees”) for, and to hold them harmless against, any loss, liability or expense, including without limitation, damages, fines, suits, actions, demands, penalties, costs, out-of-pocket or incidental expenses, reasonable legal fees and expenses and the costs and expenses of defending itself against any claim in connection with the exercise or performance of any of its powers or duties hereunder (collectively, “Losses”), that may be imposed on or incurred by any Indemnitee for or in respect of the Guarantee Trustee’s (i) execution, delivery and administration of this Guarantee Agreement, (ii) compliance or attempted compliance with or reliance upon any instruction or other direction upon which the Guarantee Trustee is authorized to rely pursuant to the terms of this Guarantee Agreement and (iii) performance under this Guarantee Agreement, except in each case to the extent that the Loss resulted from the Guarantee Trustee’s or such other Indemnitee’s negligence, willful misconduct or bad faith. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee Agreement.

          (b)       The obligations of the Guarantor under this Section 3.3 shall survive the termination of this Guarantee Agreement and the resignation or removal of the Guarantee Trustee.

ARTICLE 4

GUARANTEE TRUSTEE

Section 4.1. Guarantee Trustee; Eligibility.

(a) There shall at all times be a Guarantee Trustee that shall:

(i) not be an Affiliate of the Guarantor; and

          (ii)       be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then, for the purposes of this Section 4.1 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

          (b)       If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2.

          (c)       If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act, subject to the penultimate paragraph thereof.

          Section 4.2.  Appointment, Removal and Resignation of the Guarantee Trustee.

          (a)       Subject to Section 4.2(c), the Guarantee Trustee may be appointed or removed at any time for cause by the action of the Holders of a Majority in Liquidation Amount of the Trust Securities delivered to the Guarantee Trustee and the Guarantor.

          (b)       Subject to Section 4.2(c), the Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by giving written notice thereof to the Holders and the Guarantor and by appointing a successor Guarantee Trustee. The Guarantee Trustee shall appoint a successor by requesting from at least three Persons meeting the requirements of Section 4.1(a) their expenses and charges to serve as the Guarantee Trustee, and selecting the Person who agrees to the lowest expenses and charges.

          (c)       The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed and shall have accepted such appointment. No removal or resignation of a Guarantee Trustee shall be effective until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor and, in the case of any resignation, the resigning Guarantee Trustee.

          (d)       If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Holders and the Guarantor of a notice of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

          (e)       If a resigning Guarantee Trustee shall fail to appoint a successor, or if a Guarantee Trustee shall be removed or become incapable of acting as Guarantee Trustee and a replacement shall not be appointed prior to such resignation or removal, or if a vacancy shall occur in the office of Guarantee Trustee for any cause, the Holders of the Trust Securities, by the action of the Holders of record of not less than 25% in aggregate Liquidation Amount (as defined in the Trust Agreement) of the Trust Securities then Outstanding (as defined in the Trust Agreement) delivered to such Guarantee Trustee, may appoint a Successor Guarantee Trustee or Trustees. If no successor Guarantee Trustee shall have been so appointed by the Holders of the Trust Securities and accepted appointment, any Holder, on behalf of such Holder and all others similarly situated, or any other Guarantee Trustee, may petition any court of competent jurisdiction for the appointment of a successor Guarantee Trustee.

ARTICLE 5
GUARANTEE

          Section 5.1.  Guarantee.

          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (subject to the limitations contained in the definition of that term and without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert, except the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

          Section 5.2.  Waiver of Notice and Demand.

          The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          Section 5.3.  Obligations Not Affected.

          The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a)       the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust Securities to be performed or observed by the Trust;

          (b)       the extension of time for the payment by the Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Trust Debentures as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Securities;

          (c)      any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

          (d)      the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

          (e)      any invalidity of, or defect or deficiency in, the Trust Securities or any agreement relating thereto (including, without limitation, this Guarantee Agreement);

          (f)       the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g)       any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

          There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

          Section 5.4.  Rights of Holders.

          The Guarantor and the Guarantee Trustee agree that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement, provided that (1) such direction shall not be in conflict with any rule of law or with this Guarantee Agreement, (2) the Guarantee Trustee may take any other action deemed proper by the Guarantee Trustee which is not inconsistent with such direction, and (3) subject to the provisions of Section 3.1, the Guarantee Trustee shall have the right to decline to follow any such direction if the Guarantee Trustee in good faith shall, by an officer or officers of the Guarantee Trustee, determine that the proceeding so directed would involve the Guarantee Trustee in personal liability; and (iv) if the Guarantee Trustee fails to enforce this Guarantee Agreement, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. In addition, if the Guarantor has failed to make a Guarantee Payment, a Holder may directly institute a proceeding against the Guarantor for enforcement of the guarantee for such payment to the Holder of the principal of or interest on the Debentures on or after the respective due dates specified in the Debentures, and the amount of the payment will be based on the Holder’s pro rata share of the amount due and owing on all of the Trust Securities.

          Section 5.5.  Guarantee of Payment.

          This Guarantee Agreement creates a guarantee of payment and not of collection.

          Section 5.6.  Subrogation.

          The Guarantor shall be subrogated to all rights (if any) of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

          Section 5.7.  Independent Obligations.

          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE 6
COVENANTS AND SUBORDINATION

          Section 6.1.  Subordination.

          The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment and upon liquidation to all Senior Indebtedness (as defined in the Indenture) of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Debentures, and the provisions of Article FOURTEEN of the Indenture will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Indebtedness of the Guarantor.

          Section 6.2.  Pari Passu Guarantees.

          The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of trust securities issued by any statutory trust the assets of which consist of debt securities that are pari passu to the Debentures, (ii) the Indenture and the Debt Securities (as defined therein) issued thereunder, and (iii) any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Guarantor under this Guarantee Agreement or with any obligation that ranks pari passu with the obligations of the Guarantor under this Guarantee Agreement.

ARTICLE 7
TERMINATION

          Section 7.1.  Termination.

          This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price (as defined in the Trust Agreement) of all Trust Securities, (ii) the distribution of Trust Debentures to the Holders in exchange for all of the Trust Securities whether upon the liquidation of the Trust or upon the occurrence of an Exchange Event (as defined in the Trust Agreement) or (iii) full payment of the amounts payable in accordance with Article 9 of the Trust Agreement upon liquidation or dissolution of the Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder is required to repay any sums paid with respect to Trust Securities or this Guarantee Agreement.

ARTICLE 8
MISCELLANEOUS

          Section 8.1.  Successors and Assigns.

          All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article ELEVEN of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment other than in accordance with this provision shall be void.

          Section 8.2.  Amendments.

          This Guarantee Agreement may be amended from time to time by the Guarantor and the Guarantee Trustee, without the consent of any Holder of the Trust Securities, the Property Trustee or the Delaware Trustee to do any of the following, provided (i) such amendment will not materially adversely affect the interests of any Holder of Trust Securities, the Property Trustee or the Delaware Trustee, or impose any additional duty or obligation on the Property Trustee or the Delaware Trustee; (ii) the Guarantor has received a written opinion of nationally recognized tax counsel to the effect that the amendment or the exercise of any power granted to any Trustee of the Trust in accordance with the amendment will not result in a deemed exchange of Trust Debentures for new Trust Debentures for U.S. federal income tax purposes; (iii) the Guarantor has received a written opinion of nationally recognized tax counsel to the effect that such amendment will not cause the Trust to be classified for U.S. federal income tax purposes as other than (x) a domestic grantor trust or custodial arrangement, or (y) a foreign trust provided that such treatment would not have any adverse U.S. federal income tax consequences to the Sponsor (as defined in the Trust Agreement), the Trust, or Owners (as defined in the Trust Agreement) of the Trust Securities; and (iv) such amendment will not cause the Trust to be required to register as an “investment company” under the Investment Company Act (as defined in the Trust Agreement):

(1) cure any ambiguity or correct or supplement any provisions in this Guarantee Agreement that may be inconsistent with any other provision;

(2) make any other provisions with respect to matters or questions arising under, or make any other modification or amendment with respect to, this Guarantee Agreement;

          (3)       modify, eliminate or add to any provisions of the Guarantee Agreement to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act, or to ensure the treatment of the Trust Securities as regulatory capital under prevailing rules and regulations of any Applicable Regulatory Authority;

          (4)       modify, eliminate or add to any provisions of the Guarantee Agreement following a “Change in Law” (as defined in the Trust Agreement) to provide, to the extent possible, that the Holders of the Trust Securities will have the same legal rights with respect to the Trust Debentures as if they held those Trust Debentures directly, provided that such Change in Law permits such amendment without adverse U.S. federal income tax consequences to the Guarantor, the Trust or Owners of the Trust Securities; or

          (5)       conform the terms of this Guarantee Agreement to the description thereof in the Prospectus (as defined in the Trust Agreement), which such amendment will be deemed to not materially adversely affect the interests of any Holder of Trust Securities, the Property Trustee or the Delaware Trustee, or impose any additional duty or obligation on the Property Trustee or the Delaware Trustee.

          (b)       Except as provided in Section 8.2(a) (or as may otherwise be provided in an amendment in connection with a Change in Law pursuant to clause (4) of Section 8.2(a)), no provision of this Guarantee Agreement may be amended whether with the consent of Holders of the Trust Securities or otherwise.

          Section 8.3.  Notices.

          Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

          (a)       if given to the Guarantor, to the address or facsimile number set forth below or such other address or facsimile number as the Guarantor may give notice to the Guarantee Trustee and the Holders:

General Electric Capital Corporation
3135 Easton Turnpike
Fairfield, Connecticut 06828
Attention: Associate General Counsel, Corporate Treasury

          (b)       if given to the Guarantee Trustee, at the address or facsimile number set forth below or such other address or facsimile number as the Guarantee Trustee may give notice to the Guarantor and the Holders:

The Bank of New York Mellon
101 Barclay Street, 8W
New York, New York 10286
Attention: Corporate Trust Administration

          (c)       if given to any Holder, at the address set forth on the books and records of the Trust.

          All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

          Section 8.4.  Benefit.

          This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Trust Securities.

          Section 8.5.  Governing Law.

          THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 8.6.  Force Majeure.

          In no event shall the Guarantee Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Guarantee Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

          Section 8.7.  Waiver of Jury Trial.

          EACH OF THE GUARANTOR AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT, THE TRUST SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.8.  Counterparts.

          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Guarantee Agreement as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:
Title:

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

By:

Name:
Title: